EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           March 31, 2005
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Contact:     Ray Adams
             Chief Financial Officer
             (503) 240-5223


                      OREGON STEEL MILLS ANNOUNCES PURCHASE
                             OF PARTNERSHIP INTEREST

Portland, Oregon, March 31, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announced today that Oregon Steel, through Canadian National Steel Corporation, an indirect wholly-owned subsidiary of Oregon Steel, has purchased the 40% partnership interest in Camrose Pipe Company ("Camrose") that is owned by Stelcam Holdings, Inc., a subsidiary of Stelco, Inc., for $22.5 million (Canadian) paid in cash and closed in escrow. Oregon Steel Mills currently owns a 60% partnership interest in Camrose and is the partnership's managing partner. As a result of the purchase, Oregon Steel indirectly owns 100% of Camrose Pipe Company. The Company expects the acquisition of the 40% interest in Camrose to be accretive to earnings beginning in the second quarter of 2005.

Camrose has two pipe manufacturing mills. A large-diameter double submerged arc weld ("DSAW") pipe mill (annual capacity in excess of 200,000 tons) that can produce large-diameter line pipe up to 42 inches in diameter and an electric resistance welded ("ERW") pipe mill (annual capacity of 120,000 tons) that can produce line pipe and casing up to 16 inches in diameter, both located on the same site in Camrose, Alberta, Canada.

Jim Declusin, the Company's CEO, stated, "Camrose is located in the heart of the Canadian oil and natural gas reserves. The acquisition by Oregon Steel of Stelco's interest in Camrose is part of our long-term strategy and our commitment to the large-diameter line pipe business. Although the past two years have seen both low volume and pricing for large-diameter line pipe, we believe, based on conversations with our customers, between the years 2006 and 2008, the demand for large-diameter line pipe in North America could be as much as 2.5 million tons.

"As we have stated earlier, the combination of Camrose's straight seam DSAW capability and our proposed 60-inch large-diameter spiral weld pipe mill in Portland, Oregon, will position Oregon Steel to offer both types of preferred pipe making technology to the market that no other single producer in North America has today. We believe that Oregon Steel is in an excellent position with our current and future large-diameter pipe making capability, coupled with our Portland, Oregon rolling mill, to participate in a significant way in future transmission pipeline projects."

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FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.